Exhibit 99.1
News Release
PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:	Immediately
Date:	February 22, 2011
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649
PS Business Parks, Inc. Reports Results for the Fourth Quarter Ended December 31, 2010
GLENDALE, California — PS Business Parks, Inc. (NYSE:PSB) reported operating results for the fourth quarter ended December 31, 2010.
Net income allocable to common shareholders for the three months ended December 31, 2010 was $8.4 million, or $0.34 per diluted share, on revenues of $71.4 million compared to $9.9 million, or $0.40 per diluted share, on revenues of $67.7 million for the same period in 2009. Net income allocable to common shareholders for the year ended December 31, 2010 was $39.0 million, or $1.58 per diluted share, on revenues of $279.1 million compared to $59.4 million, or $2.68 per diluted share, on revenues of $271.7 million for the same period in 2009.
Revenues for the three months ended December 31, 2010 increased $3.7 million, or 5.4%, over the same period in 2009 as a result of rental income from acquired properties of $6.4 million partially offset by a decrease in revenues from the Company’s Same Park portfolio of $2.7 million primarily due to a decrease in rental rates. Net income allocable to common shareholders for the three months ended December 31, 2010 decreased $1.5 million over the same period in 2009 primarily due to non-cash distributions of $1.6 million related to the preferred equity redemption during the fourth quarter of 2010 combined with increases in depreciation expense and acquisition transaction costs. These decreases were partially offset by an increase in net operating income and a reduction in preferred equity cash distributions as a result of preferred equity redemptions in 2010.
Revenues for the year ended December 31, 2010 increased $7.4 million, or 2.7%, over the same period in 2009 as a result of rental income from acquired properties of $15.5 million partially offset by a decrease in revenues from the Company’s Same Park portfolio of $8.0 million due to a decrease in rental rates. Net income allocable to common shareholders for the year ended December 31, 2010 decreased $20.5 million over the same period in 2009 primarily due to the net gain of $35.6 million on the repurchase of preferred equity reported during the first quarter of 2009 combined with acquisition transaction costs of $3.3 million related to 2010 acquisitions. These decreases were partially offset by reductions in depreciation expense, preferred equity cash distributions and net income allocable to noncontrolling interests — common units.
Funds From Operations
Funds from operations (“FFO”) allocable to common and dilutive shares for the three months ended December 31, 2010 and 2009 were $31.7 million, or $0.99 per common and dilutive share, and $32.7 million, or $1.02 per common and dilutive share, respectively. The decrease in FFO per common and dilutive share for the three months ended December 31, 2010 over the same period in 2009 was primarily due to non-cash distributions related to the preferred equity redemption during the fourth quarter of 2010 and an increase in general and administrative costs due primarily to acquisition transaction costs. The decrease was partially offset by an increase in net operating income and a decrease in preferred equity cash distributions as a result of the preferred equity redemptions noted above. FFO allocable to common and dilutive shares for the year ended December 31, 2010 was $124.4 million, or $3.88 per common and dilutive share, compared to $163.1 million, or $5.52 per common and dilutive share, for the year ended December 31, 2009. The decrease in FFO per common and dilutive share for the year ended December 31, 2010 over the same period in 2009 was primarily due to the net gain of $35.6 million, or $1.21 per common and dilutive share, on the repurchase of preferred equity during the first quarter of 2009 and the impact from the issuance of 3,833,333 shares of common stock during the third quarter of 2009.

The following table summarizes the impact of the non-cash distributions related to the preferred equity redemptions, acquisition transaction costs and gain on repurchase of preferred equity on the Company’s FFO per common and dilutive share for the three months and years ended December 31, 2010 and 2009:

	For The Three Months		For The Years
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

FFO per common and dilutive share, before non-cash and other adjustments	$1.07	$1.02	$4.11	$4.31

Non-cash distributions related to the redemption of preferred equity	(0.05)	—	(0.13)	—
Acquisition transaction costs	(0.03)	—	(0.10)	—
Gain on the repurchase of preferred equity	—	—	—	1.21

FFO per common and dilutive share, as reported	$0.99	$1.02	$3.88	$5.52

Property Operations
In order to evaluate the performance of the Company’s overall portfolio over two comparable periods, management analyzes the operating performance of a consistent group of properties owned and operated throughout both periods (herein referred to as “Same Park”). Operating properties that the Company acquired subsequent to January 1, 2009 are referred to as “Non-Same Park.” For the three months and years ended December 31, 2010 and 2009, the Same Park facilities constitute 19.4 million rentable square feet, which includes all assets in continuing operations that the Company owned from January 1, 2009 through December 31, 2010, representing 89.1% of the total square footage of the Company’s portfolio as of December 31, 2010.

The Company’s property operations account for substantially all of the net operating income earned by the Company. The following table presents the operating results of the Company’s properties for the three months and years ended December 31, 2010 and 2009 in addition to other income and expense items affecting income from continuing operations (unaudited, in thousands, except per square foot amounts):

	For The Three Months			For The Years
	Ended December 31,			Ended December 31,
	2010	2009	Change	2010	2009	Change
Rental income:
Same Park (19.4 million rentable square feet) (1)	$64,862	$67,565	(4.0%)	$262,963	$270,957	(3.0%)
Non-Same Park (2.4 million rentable square feet) (2)	6,358	—	100.0%	15,454	—	100.0%

Total rental income	71,220	67,565	5.4%	278,417	270,957	2.8%

Cost of operations:
Same Park	20,325	20,905	(2.8%)	84,762	85,912	(1.3%)
Non-Same Park	2,576	—	100.0%	5,772	—	100.0%

Total cost of operations	22,901	20,905	9.5%	90,534	85,912	5.4%

Net operating income (3):
Same Park	44,537	46,660	(4.5%)	178,201	185,045	(3.7%)
Non-Same Park	3,782	—	100.0%	9,682	—	100.0%

Total net operating income	48,319	46,660	3.6%	187,883	185,045	1.5%

Other income and expenses:
Facility management fees	171	176	(2.8%)	672	698	(3.7%)
Interest and other income	73	155	(52.9%)	333	536	(37.9%)
Interest expense	(948)	(866)	9.5%	(3,534)	(3,552)	(0.5%)
Depreciation and amortization	(20,812)	(19,650)	5.9%	(78,868)	(84,504)	(6.7%)
General and administrative	(1,718)	(1,275)	34.7%	(6,389)	(6,202)	3.0%
Acquisition transaction costs	(953)	—	100.0%	(3,262)	—	100.0%

Income from continuing operations	$24,132	$25,200	(4.2%)	$96,835	$92,021	5.2%

Same Park gross margin (4)	68.7%	69.1%	(0.6%)	67.8%	68.3%	(0.7%)
Same Park weighted average occupancy	91.5%	91.2%	0.3%	91.5%	90.4%	1.2%
Same Park annualized realized rent per square foot (5)	$14.60	$15.26	(4.3%)	$14.79	$15.43	(4.1%)

(1)	See above for a definition of Same Park.

(2)	See above for a definition of Non-Same Park.

(3)
Net operating income (“NOI”) is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The Company’s calculation of NOI may not be comparable to those of other companies and should not be used as an alternative to measures of performance in accordance with generally accepted accounting principles (“GAAP”).

(4)	Same Park gross margin is computed by dividing Same Park NOI by Same Park rental income.

(5)	Same Park realized rent per square foot represents the annualized Same Park rental income earned per occupied square foot.
Financial Condition
The following are key financial ratios with respect to the Company’s leverage at and for the three months ended December 31, 2010:

Ratio of FFO to fixed charges (1)	48.4x
Ratio of FFO to fixed charges and preferred distributions (1)	3.7x
Debt and preferred equity to total market capitalization (based on common stock price of $55.72 at December 31, 2010)	30.9%
Available balance under the $100.0 million unsecured credit facility at December 31, 2010 (2)	$7.0 million

(1)	Fixed charges include interest expense of $948,000.

(2)	In February, 2011, the $93.0 million balance outstanding was repaid in full.

Property Acquisitions
On December 15, 2010, the Company acquired Westpark Business Campus, a 735,000 square foot seven-building multi-tenant office park in Tysons Corner, Virginia, for $140.0 million.
During 2010, the Company also acquired Shady Grove Executive Center, a 350,000 square foot multi-tenant office park located in Rockville, Maryland, a portfolio of assets in Austin, Texas, aggregating 704,000 square feet of multi-tenant flex parks, Parklawn Business Park, a 232,000 square foot multi-tenant office and flex park located in Rockville, Maryland, and Tysons Corporate Center, a 270,000 square foot two-building multi-tenant office park in Tysons Corner, Virginia, for an aggregate cost of $161.7 million.
In connection with the 2010 acquisitions, the Company incurred acquisition transaction costs of $953,000 and $3.3 million for the three months and year ended December 31, 2010, respectively, which have been included in general and administrative expenses.
Credit Facility
As of December 31, 2010, the Company had $93.0 million outstanding on its credit facility at an interest rate of 2.11%. The credit facility has a borrowing capacity of $100.0 million. The Company utilized the credit facility, along with cash from operations, to acquire the seven-building multi-tenant office park located in Tysons Corner, Virginia. In February, 2011, the Company used funds borrowed from Public Storage (“PS”), as discussed below, to pay down the credit facility in full and, as such, the available balance is $100.0 million.
Related Party Transaction
On February 9, 2011, the Company entered into an agreement with PS to borrow $121.0 million with a maturity date of August 9, 2011 at an interest rate of LIBOR plus 0.85%. Funds from the loan were used to repurchase the 7.50% Series J Cumulative Redeemable Preferred Units and to repay, in full, the balance outstanding on the Company’s credit facility.
Preferred Equity Transactions
On October 15, 2010, the Company issued 3.0 million depositary shares, each representing 1/1,000 of a share of the 6.875% Cumulative Preferred Stock, Series R, at $25.00 per depositary share for gross proceeds of $75.0 million.
On November 8, 2010, the Company redeemed its 7.60% Cumulative Preferred Stock, Series L, at its aggregate par value of $48.4 million. On May 12, 2010, the Company redeemed its 7.950% Series G Cumulative Redeemable Preferred Units at its aggregate par value of $20.0 million and on June 7, 2010, the Company redeemed its 7.950% Cumulative Preferred Stock, Series K, at its aggregate par value of $54.1 million, in each case, together with accrued dividends.
In connection with the 2010 preferred equity redemptions, the Company reported non-cash distributions of $1.6 million and $4.1 million for the three months and year ended December 31, 2010, respectively.
In February, 2011, the Company repurchased the outstanding balance of its 7.50% Series J Cumulative Redeemable Preferred Units and its 6.55% Series Q Cumulative Redeemable Preferred Units at a combined discount of 18.3% to par. The aggregate purchase price of $39.1 million compared to the par value of $47.8 million will result in a net gain for FFO purposes in the first quarter of 2011 of $7.4 million, which also includes non-cash distributions of $1.4 million representing original issuance costs.

Distributions Declared
The Board of Directors declared a quarterly dividend of $0.44 per common share on February 18, 2011. Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock listed below. Distributions are payable March 31, 2011 to shareholders of record on March 16, 2011.

Series	Dividend Rate	Dividend Declared
Series H	7.000%	$0.437500
Series I	6.875%	$0.429688
Series M	7.200%	$0.450000
Series O	7.375%	$0.460938
Series P	6.700%	$0.418750
Series R	6.875%	$0.429688
Company Information
PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2010, PSB wholly owned 21.8 million rentable square feet with approximately 4,100 customers located in eight states, concentrated in California (5.8 million sq. ft.), Virginia (4.0 million sq. ft.), Florida (3.7 million sq. ft.), Texas (3.4 million sq. ft.), Maryland (2.4 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).
Forward-Looking Statements
When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; the impact of general economic conditions upon rental rates and occupancy levels at the Company’s facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.
Additional information about PS Business Parks, Inc., including more financial analysis of the fourth quarter operating results, is available on the Internet. The Company’s website is www.psbusinessparks.com.
A conference call is scheduled for Tuesday, February 22, 2011, at 10:00 a.m. (PST) to discuss the fourth quarter results. The toll free number is (888) 299-3246; the conference ID is 43327096. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through March 1, 2011 at (800) 642-1687. A replay of the conference call will also be available on the Company’s website.
Additional financial data attached.

PS BUSINESS PARKS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS

Cash and cash equivalents	$5,066	$208,229

Real estate facilities, at cost:
Land	564,851	493,709
Buildings and equipment	1,782,613	1,528,044

	2,347,464	2,021,753
Accumulated depreciation	(776,840)	(707,209)

	1,570,624	1,314,544
Properties held for disposition, net	—	4,260
Land held for development	6,829	6,829

	1,577,453	1,325,633

Rent receivable	3,127	2,313
Deferred rent receivable	22,277	21,596
Other assets	13,134	7,051

Total assets	$1,621,057	$1,564,822

LIABILITIES AND EQUITY

Accrued and other liabilities	$53,421	$46,298
Credit facility	93,000	—
Mortgage notes payable	51,511	52,887

Total liabilities	197,932	99,185

Commitments and contingencies

Equity:
PS Business Parks, Inc.’s shareholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, 23,942 and 25,042 shares issued and outstanding at December 31, 2010 and 2009, respectively	598,546	626,046
Common stock, $0.01 par value, 100,000,000 shares authorized, 24,671,177 and 24,399,509 shares issued and outstanding at December 31, 2010 and 2009, respectively	246	243
Paid-in capital	557,882	548,393
Cumulative net income	784,616	699,291
Cumulative distributions	(747,762)	(658,294)

Total PS Business Parks, Inc.’s shareholders’ equity	1,193,528	1,215,679
Noncontrolling interests:
Preferred units	53,418	73,418
Common units	176,179	176,540

Total noncontrolling interests	229,597	249,958

Total equity	1,423,125	1,465,637

Total liabilities and equity	$1,621,057	$1,564,822

PS BUSINESS PARKS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	For The Three Months		For The Years
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Revenues:
Rental income	$71,220	$67,565	$278,417	$270,957
Facility management fees	171	176	672	698

Total operating revenues	71,391	67,741	279,089	271,655

Expenses:
Cost of operations	22,901	20,905	90,534	85,912
Depreciation and amortization	20,812	19,650	78,868	84,504
General and administrative	2,671	1,275	9,651	6,202

Total operating expenses	46,384	41,830	179,053	176,618

Other income and expenses:
Interest and other income	73	155	333	536
Interest expense	(948)	(866)	(3,534)	(3,552)

Total other income and expenses	(875)	(711)	(3,201)	(3,016)

Income from continuing operations	24,132	25,200	96,835	92,021

Discontinued operations:
Income from discontinued operations	—	190	34	830
Gain on sale of land and real estate facility	—	—	5,153	1,488

Total discontinued operations	—	190	5,187	2,318

Net income	$24,132	$25,390	$102,022	$94,339

Net income allocation:
Net income allocable to noncontrolling interests:
Noncontrolling interests — common units	$2,483	$2,951	$11,594	$19,730
Noncontrolling interests — preferred units	985	1,382	5,103	(2,569)

Total net income allocable to noncontrolling interests	3,468	4,333	16,697	17,161

Net income allocable to PS Business Parks, Inc.:
Common shareholders	8,375	9,855	38,959	59,413
Preferred shareholders	12,256	11,155	46,214	17,440
Restricted stock unit holders	33	47	152	325

Total net income allocable to PS Business Parks, Inc.	20,664	21,057	85,325	77,178

	$24,132	$25,390	$102,022	$94,339

Net income per common share — basic:
Continuing operations	$0.34	$0.40	$1.42	$2.62
Discontinued operations	$—	$0.01	$0.16	$0.08
Net income	$0.34	$0.40	$1.59	$2.70

Net income per common share — diluted:
Continuing operations	$0.34	$0.40	$1.42	$2.61
Discontinued operations	$—	$0.01	$0.16	$0.08
Net income	$0.34	$0.40	$1.58	$2.68

Weighted average common shares outstanding:
Basic	24,635	24,393	24,546	21,998

Diluted	24,741	24,550	24,687	22,128

PS BUSINESS PARKS, INC.
Computation of Diluted Funds from Operations (“FFO”) and Funds Available for Distribution (“FAD”)
(Unaudited, in thousands, except per share amounts)

	For The Three Months		For The Years
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Computation of Diluted Funds From Operations (“FFO”) (1):

Net income allocable to common shareholders	$8,375	$9,855	$38,959	$59,413
Adjustments:
Gain on sale of land and real estate facility	—	—	(5,153)	(1,488)
Depreciation and amortization	20,812	19,850	78,868	85,094
Net income allocable to noncontrolling interests — common units	2,483	2,951	11,594	19,730
Net income allocable to restricted stock unit holders	33	47	152	325

FFO allocable to common and dilutive shares	$31,703	$32,703	$124,420	$163,074

Weighted average common shares outstanding	24,635	24,393	24,546	21,998
Weighted average common OP units outstanding	7,305	7,305	7,305	7,305
Weighted average restricted stock units outstanding	87	120	96	131
Weighted average common share equivalents outstanding	106	157	141	130

Total common and dilutive shares	32,133	31,975	32,088	29,564

FFO per common and dilutive share	$0.99	$1.02	$3.88	$5.52

Computation of Funds Available for Distribution (“FAD”) (2):

FFO allocable to common and dilutive shares	$31,703	$32,703	$124,420	$163,074

Adjustments:
Recurring capital improvements	(2,787)	(2,705)	(8,536)	(6,853)
Tenant improvements	(5,823)	(5,408)	(16,197)	(16,613)
Lease commissions	(1,557)	(1,179)	(4,761)	(4,879)
Straight-line rent	(194)	356	(912)	37
Stock compensation expense	465	575	2,117	2,899
In-place lease adjustment	238	(38)	571	(252)
Tenant improvement reimbursements, net of lease incentives	(213)	(32)	(603)	(326)
Non-cash distributions related to the redemption of preferred equity	1,630	—	4,066	—
Gain on repurchase of preferred equity, net of issuance costs	—	—	—	(35,639)

FAD	$23,462	$24,272	$100,165	$101,448

Distributions to common and dilutive shares	$14,103	$13,997	$56,262	$52,570

Distribution payout ratio	60.1%	57.7%	56.2%	51.8%

(1)
Funds From Operations (“FFO”) is computed in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income, computed in accordance with GAAP, before depreciation, amortization, gains or losses on asset dispositions and nonrecurring items. FFO should be analyzed in conjunction with net income. However, FFO should not be viewed as a substitute for net income as a measure of operating performance or liquidity as it does not reflect depreciation and amortization costs or the level of capital expenditure and leasing costs necessary to maintain the operating performance of the Company’s properties, which are significant economic costs and could materially impact the Company’s results from operations. Other REITs may use different methods for calculating FFO and, accordingly, the Company’s FFO may not be comparable to other real estate companies.

(2)
Funds Available for Distribution (“FAD”) is computed by adjusting consolidated FFO for recurring capital improvements, which the Company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, impairment charges, amortization of lease incentives and tenant improvement reimbursements, in-place lease adjustment and the effect of redemption/repurchase of preferred equity. Like FFO, the Company considers FAD to be a useful measure for investors to evaluate the operations and cash flows of a REIT. FAD does not represent net income or cash flow from operations as defined by GAAP.